Shiloh Industries Reports Third Quarter 2010 Results

Rising Industry Volumes Continue Return to Profitability

VALLEY CITY, OH -- (Marketwire - August 25, 2010) - Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the third quarter of fiscal year ending October 31, 2010.

Third Quarter 2010 Highlights:

-- Sales increased to $114.9 million, up 166.3% from a year ago.
-- Operating income was $4.0 million compared to an operating loss of $6.4 million a year ago.
-- Reported net income of $.12 per share compared to a loss of $.31 per share a year ago.
-- Borrowed funds closed the quarter at $33.4 million, down $1.0 million from the end of the second quarter of fiscal 2010 and $19.1 million from the end of fiscal 2009.

Sales for the third quarter ended July 31, 2010 were $114.9 million, an increase of 166.3% from the $43.1 million in the third quarter of fiscal 2009. The increase in sales revenue reflects conquest business achieved in 2009, new programs launched during the current fiscal year and the improvement of industry volume from the previous year's very depressed production levels. During the third quarter of fiscal 2010, the car and light truck production volumes of the North American automotive industry increased by 72.8% compared to the prior year third quarter, while the production volumes of the traditional domestic manufacturers improved by 108.6%. The heavy truck and lawn and garden markets that the Company supplies also improved.

For the third quarter of fiscal 2010, the Company reported operating income of $4.0 million compared to an operating loss of $6.4 million in the third quarter of fiscal 2009 and net income of $2.0 million, or $0.12 per share (diluted) as compared to the third quarter of 2009 net loss of $5.1 million, or $0.31 per share (diluted). The improvement in operating performance reflects the increase in revenue with the corresponding impact of operating leverage and lower break even levels achieved in 2009. As production activity has accelerated, the Company has been able to continue to maintain the productivity improvements initiated in 2008 and 2009 to adjust its cost structure. The Company also continued its focus on quality, productivity and controllable expenses in the manufacturing and selling, general and administrative areas. As a result, the ratios of these expenses, as a percent of sales, improved in the third quarter of fiscal 2010 compared to the previous year third quarter. The third quarter of fiscal 2009 included the reversal of a reserve for a legal matter following a decision by an appellate court, in favor of the Company. The reversal of $2.1 million, or $0.9 per share (diluted), after tax, reduced selling, general and administrative expenses in the third quarter of fiscal 2009.

Debt levels declined by $1.0 million from the second quarter of fiscal 2010 while interest expense increased by $.1 million compared with the similar period in fiscal 2009 due to the impact of the Fourth Amendment to the Company's Credit Agreement.

First Nine Months 2010 Results

Operating income for the first nine months of fiscal 2010 was $10.2 million compared to an operating loss of $23.3 million in the first nine months of fiscal 2009 and net income was $4.6 million, or $.28 per share (diluted), compared to a loss in 2009 of $17.4 million, or $1.07 per share (diluted). The improvement reflects the effect of the first nine month sales volume increase of $162.2 million, or 96.3%, to sales of $330.6 million in the 2010 first nine months from $168.4 million in the prior year nine month period. The improvement also reflects the operating leverage generated by cost containment and productivity improvement efforts implemented in 2008 and 2009.

Interest expense for the first nine months of fiscal 2010 was $3.1 million, $1.0 million above the prior year period. The higher borrowing rates in fiscal 2010 caused interest expense to rise in spite of lower borrowed funds.

In commenting on the results of the third quarter of fiscal 2010, Theodore K. Zampetis, President and CEO, said, "We continue to benefit from the improved production volumes from all our customers and our ability to address the rising sales and production volumes while maintaining our cost structure that was implemented when the downturn began in 2008 and continued throughout 2009. The increase in sales of 166% for the third quarter and 96% for the first nine months of fiscal 2010 was accomplished with increases in variable manufacturing expenses of 77% for the third quarter and 51% for the first nine months of fiscal 2010. Selling, general and administrative expenses also increased at a rate less than the sales growth after considering the reversal of the legal reserve in the third quarter of fiscal 2009. We continue to monitor controllable costs closely as the year progresses.

Working capital management and operating results contributed to stronger cash flow from operations of $5.6 million for the third quarter and $22.3 million for the first nine months of fiscal 2010. As a result, borrowed funds of $33.4 million at quarter end are at their lowest level since 1996. The Company's net debt to total capital improved to 25% and continues to be one of the best in the automotive industry."

Mr. Zampetis concluded, "We will continue our focus on quality, productivity and controlling our internal cost structure to ensure alignment with industry production volumes for the balance of 2010 and beyond and to pursue new business development opportunities in the automotive and non-automotive markets. Shiloh continues to possess the managerial and financial strength to benefit from the gradual improvement of the economy that is underway."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,110.

A conference call to discuss third quarter 2010 results will be held on August 25, 2010, at 11:00 a.m. (ET). To listen to the conference call, dial (888) 213-3754 approximately five minutes prior to the start time and request the Shiloh Industries third quarter 2010 conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement or a decrease in customer demand which could cause a covenant default under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

                          SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)
                                (Unaudited)

                                 Three months ended     Nine months ended
                                      July 31,              July 31,
                                --------------------- ---------------------
                                  2010       2009       2010       2009
                                ---------- ---------  ---------- ---------

Revenues                        $  114,859 $  43,132  $  330,586 $ 168,392

Cost of sales                      106,030    48,000     305,671   178,658
                                ---------- ---------  ---------- ---------
     Gross profit (loss)             8,829    (4,868)     24,915   (10,266)

Selling, general and
 administrative expenses             4,804     1,552      14,719    11,394

Asset impairment (recovery),
 net                                    --        --         (48)     (714)

Restructuring charges                   --        --          --       906
                                ---------- ---------  ---------- ---------

     Operating income (loss)         4,025    (6,420)     10,244   (23,280)

Interest expense                       854       741       3,124     2,128

Interest income                         --         4           2        29

Other income (expense), net            (18)     (124)        (43)      123
                                ---------- ---------  ---------- ---------

     Income (loss) before
      income taxes                   3,153    (7,281)     (7,079)  (25,256)

Provision (benefit) for income
 taxes                               1,116    (2,226)     (2,489)   (7,834)
                                ---------- ---------  ---------- ---------

     Net income (loss)          $    2,037 $  (5,055) $    4,590 $ (17,422)
                                ========== =========  ========== =========

Earnings (loss) per share:

Basic earnings (loss) per share $     0.12 $   (0.31) $     0.28 $   (1.07)
                                ========== =========  ========== =========

Basic weighted average number
 of common shares                   16,544    16,356      16,524    16,356
                                ========== =========  ========== =========

Diluted earnings (loss) per
 share                          $     0.12 $   (0.31) $     0.28 $   (1.07)
                                ========== =========  ========== =========

Diluted weighted average number
 of common shares                   16,754    16,356      16,661    16,356
                                ========== =========  ========== =========

CONTACT:
Kevin Bagby
Vice President Finance
and Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600